EXHIBIT 11.

                               DMI FURNITURE, INC.

                        CALCULATIONS OF EARNINGS PER SHARE

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

                                                   THREE MONTHS ENDED           NINE MONTHS ENDED
                                                -----------------------      ------------------------
                                                 May 31,        June 1,        May 31,        June 1,
                                                  1997           1996           1997           1996
                                                ---------      ---------     ----------    -----------
Net income (loss) (Note 7)                       $570,000       $205,000     $1,866,000     ($130,000)
                                                =========      =========      =========     =========
Average shares of common stock
  and common equivalents
  outstanding:

   Average common shares
    outstanding                                 3,143,150      3,002,312      3,101,815      2,992,703

   Common stock equivalents--
    dilutive options and convertible
    preferred stock (a)                         2,885,863      2,724,169      2,882,534              0
                                                ---------      ---------     ----------    -----------
Average shares of common
  stock and common stock
  equivalents outstanding                       6,029,013      5,726,481      5,984,349      2,992,703
                                                =========      =========      =========      =========


Earnings (loss) per common share (Notes 3 and 7)    $0.09          $0.04         $0.31          ($0.04)
                                                    =====          =====         =====           =====
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 (a)  For the nine month period ended June 1, 1996, since the effect of the assumption of the conversion of the Series C Preferred Stock into common stock and the assumed exercise of stock options  would be anti-dilutive, those common equivalent shares were not included in the calculation of earnings per common share.

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